Exhibit 99.1

Silvergate Provides Statement on FTX Exposure

LA JOLLA, Calif., November 11, 2022--(BUSINESS WIRE)--Silvergate Capital Corporation (the "Company" or "Silvergate") (NYSE: SI), the leading provider of innovative financial infrastructure solutions to the digital asset industry, today issued the following statement regarding its exposure to FTX and its related entities (“FTX”):

“In light of recent developments, I want to provide an update on Silvergate’s exposure to FTX. As of September 30, 2022, Silvergate’s total deposits from all digital asset customers totaled $11.9 billion, of which FTX represented less than 10%. Silvergate has no outstanding loans to nor investments in FTX, and FTX is not a custodian for Silvergate’s bitcoin-collateralized SEN Leverage loans. To be clear, our relationship with FTX is limited to deposits,” said Alan Lane, Chief Executive Officer of Silvergate.

Lane continued, “To date, all SEN Leverage loans have continued to perform as expected with zero losses and no forced liquidations. As a reminder, all SEN Leverage loans are collateralized by Bitcoin, and we do not make unsecured loans or collateralize SEN Leverage loans with other digital assets.”

Lane concluded, “Silvergate’s platform was built to support our clients during times of market volatility and transformation, and the SEN has continued to operate as designed and without interruption. As a federally regulated banking institution that is well capitalized, we maintain a strong balance sheet with ample liquidity to support our customers’ needs.”

Upcoming Conferences

Chief Executive Officer Alan Lane will participate in a fireside chat at the Oppenheimer Blockchain & Digital Assets Summit at 2:55 p.m. ET on Thursday, November 17, 2022.

Interested investors and other parties can access a live webcast of the presentation by visiting the investor relations section of Silvergate’s website at ir.silvergate.com. An online replay will be available on the same website following the presentation.

About Silvergate

Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital asset industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital asset companies and investors around the world. Silvergate is enabling the rapid growth of digital asset markets and reshaping global commerce for a digital asset future.

Contacts

Investor Relations:
Hunter Stenback/Ashna Vasa
(858) 200-3782
investors@silvergate.com

Media:
Evann Berry
press@silvergate.com